ENERGY CONVERSION DEVICES ANNOUNCES
                    SECOND QUARTER FISCAL 2005 OPERATING RESULTS
                    --------------------------------------------

      ROCHESTER HILLS, Mich., Feb. 7, 2005 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today its operating results for the second quarter ended December 31, 2004. The Company reported net income of $67.1 million on revenues of $95.7 million, compared to a loss of $13.4 million on revenues of $15.7 million in the same quarter last year. On a per-share basis, the income was $2.63 ($2.44 on a fully diluted basis) in the second quarter of Fiscal 2005 compared to a loss of $.57 in the same quarter last year.

      The table below summarizes the Company's operating results (in thousands):

                                                  Three Months Ended     Six Months Ended
                                                     December 31,          December 31,
                                                  -------------------   -------------------
                                                    2004       2003       2004       2003
                                                  --------   --------   --------   --------
                                                  (in thousands, except per-share amounts)
Revenues
  Product Sales                                   $  8,867   $  7,364   $ 22,972   $ 14,066
  Royalties                                          1,497        609      3,076      1,069
  Revenue from Product Development Agreements        5,416      7,536     11,328     14,374
  Revenue from License Agreements                   79,770         25     80,008         75
  Other                                                174        140        492        295
                                                  --------   --------   --------   --------
Total Revenue                                       95,724     15,674    117,876     29,879

Expenses                                            28,159     28,761     56,810     57,379
                                                  --------   --------   --------   --------
Net Income (Loss) from Operations                   67,565    (13,087)    61,066    (27,500)

Other Income (Expense)
  Interest Income                                      108        257        186        573
  Equity Loss in Joint Ventures                       (100)      (304)      (100)      (548)
  Distribution from Joint Venture                     -          -         8,000       -
  Impairment Loss in Rare Earth Ovonic - China      (1,710)      -        (1,710)      -
  Other                                                 33       (282)      (198)      (223)
                                                  --------   --------   --------   --------
Total Other Income (Expense)                        (1,669)      (329)     6,178       (198)
                                                  --------   --------   --------   --------
Net Income (Loss) Before Income Taxes and
   Extraordinary Item                               65,896    (13,416)    67,244    (27,698)
Income Taxes                                         1,025       -         1,025       -
                                                  --------   --------   --------   --------
Net Income (Loss) Before Extraordinary Item         64,871    (13,416)    66,219    (27,698)
Extraordinary Item (Net of Taxes)                    2,266       -         2,266       -
                                                  --------   --------   --------   --------
Net Income (Loss)                                 $ 67,137   $(13,416)  $ 68,485   $(27,698)
                                                  ========   ========   ========   ========
Basic Net Income (Loss) Per Share Before
   Extraordinary Item                             $   2.54   $   (.57)  $   2.61   $  (1.22)
Extraordinary Item                                     .09       -           .09      -
                                                  --------   --------   --------   --------
Basic Net Income (Loss) Per Share                 $   2.63   $   (.57)  $   2.70   $  (1.22)
                                                  ========   ========   ========   ========
Diluted Net Income (Loss) Per Share Before
   Extraordinary Item                             $   2.36   $   (.57)  $   2.53   $  (1.22)
Extraordinary Item                                     .08       -           .08      -
                                                  --------   --------   --------   --------
Diluted Net Income (Loss) Per Share               $   2.44   $   (.57)  $   2.61   $  (1.22)
                                                  ========   ========   ========   ========

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      "The increased income and revenue in the second quarter resulted from
$79.5 million in revenue from a license agreement, reflecting the value of intellectual property newly licensed to our battery joint venture, Cobasys," Chairman and CEO, Robert C. Stempel, said. "This one-time, non-cash event is consistent with our business strategy of systematically monetizing our intellectual property, which is historically carried at zero on our balance sheet."

      In December 2004, as part of our ongoing effort to commercialize our technological leadership, ECD Ovonics expanded the scope of licenses granted to Cobasys, its 50-50 nickel metal hydride battery manufacturing joint venture with ChevronTexaco Technology Ventures. The expansion of the license agreements will enable Cobasys to capitalize on the growing interest in Ovonic NiMH batteries for military, homeland security, load leveling, stationary power and other (prismatic) battery applications.

      The $79.5 million of revenue realized by ECD for the additional rights licensed to Cobasys was in the form of an option granted by a subsidiary of ChevronTexaco to the Company to purchase ChevronTexaco's 4,376,633 shares of ECD common stock at a price of $4.55 per share. The revenue was calculated at December 2, 2004, using the Black Scholes valuation model.

      For the quarter, product sales increased 20% compared to a year ago on the strength of a $4.6 million (69%) sales increase in United Solar Ovonic's photovoltaic products. Royalties increased $888,000 as a result of the recognition as revenue of an advanced royalty payment received in 1984 under which the licensee no longer has an obligation to make payments and increased royalties for NiMH batteries used in hybrid electric vehicles.

      "Sales growth of our solar products continues to be strong and we expect to achieve our sales goals for the remainder of the year. We continued to see a reduction in operating expenses as a result of our cost-containment programs. We are certain that the restructuring and cost-cutting initiatives will lead to the continued revenue growth and commercialization of our products and technologies," said Mr. James R. Metzger, Executive Vice President and COO.

      For the first half of the year, product sales increased $8.9 million (63%) primarily due to a $12.9 million (113%) sales increase in United Solar Ovonic's photovoltaics sales, partially offset by a reduction in sales for equipment sales.

      Other improvements in our net income (loss) came from:

         o A $1.3 million improvement in the three months ended December 31, 2004 in gross loss on product sales at United Solar Ovonic ($220,000 gross loss in 2004 versus $1,524,000 loss in 2003)
              because of the increased sales and lower material costs. For the first half, the profit margin improved to a gross profit of $389,000 vs. a gross loss of $3,285,000 last year.

         o For the first half of the year, net income was favorably impacted by an $8,000,000 distribution from Cobasys to partially reimburse the Company for legal expenses in connection with the patent litigation resolution in July 2004.

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         o    In December 2004, the Company received $2,266,000 (net of tax)
              in connection with the transfer of CTTV's interest in Ovonic Hydrogen. The Company has recognized this as an extraordinary item (gain) in the three months and six months ended December 31, 2004.

      The Company has a contract to provide battery-making equipment to Rare Earth Ovonic in China. To date, we have received payments totaling $59.5 million (98% of the total funds we had anticipated receiving) under this project. Due to delays in completion of the project, we have adjusted our revenue and cost estimates and have reduced the estimated margin from 12% to 8%. This resulted in recording negative revenues of $2.7 million in the current quarter.

      On February 3, 2005, Ovonyx, our 41.7%-owned joint venture, and Elpida Memory, Inc. of Japan, issued a joint announcement regarding the signing of a technology licensing and support agreement whereby Ovonyx licensed Elpida to use its phase-change Ovonic Universal Memory (OUM) for use in semiconductor products such as DRAM.

      In January 2005, United Solar Ovonic announced that it signed a two-year distribution agreement with Conergy AG of Germany for 1.5 MW of PV products for distribution in France, Greece, Spain and Switzerland.

      In November 2004, United Solar Ovonic announced a multi-year agreement with Biohaus PV Handels GmbH for sale of up to 9.6 MW of photovoltaic (PV) laminates to address Germany's growing market for power modules used for on-grid systems.

      As part of its sales strategy, United Solar Ovonic will continue to develop its OEM customers for building-integrated PV and worldwide distributor network, as well as focus on becoming an integrated solution provider to capture full value.

      Additional information about the Company and its consolidated financial results can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 which will be filed with the Securities and Exchange Commission and available on the Company's website on or about February 9, 2005.

      ECD will hold a conference call on Tuesday, February 8, 2005, at 12:00 p.m. (Eastern Time) to discuss operating results for its second quarter of fiscal year 2005. Individuals wishing to participate in the conference should call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the Company's web site at www.ovonic.com. A replay of the call will be available through February 10, 2005, at (800) 642-1687 or (706) 645-9291. Callers should use conference ID # 3520861 to access the conference call and the replay.

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About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

                                   ###

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
--------
Stephan Zumsteg, Vice President and CFO      Bruce MacDonald, Liebler!MacDonald
Ghazaleh Koefod, Investor Relations          248.233.8062
Energy Conversion Devices, Inc.
248.293.0440